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                              REALTY INCOME CORPORATION



                               (a Maryland corporation)



                            540,000 Shares of Common Stock




                           INTERNATIONAL PURCHASE AGREEMENT



Dated:  October 8, 1997


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

                                   TABLE OF CONTENTS

PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    SECTION 1.   Representations and Warranties. . . . . . . . . . . . . 4
         (a)     Representations and Warranties by the Company . . . . . 4
                 (i)  Compliance with Registration Requirements. . . . . 4
                 (ii)  Incorporated Documents. . . . . . . . . . . . .   5
                 (iii)  Independent Accountants. . . . . . . . . . . .   5
                 (iv)  Financial Statements. . . . . . . . . . . . . .   6
                 (v)  No Material Adverse Change in Business . . . . .   6
                 (vi)  Good Standing of the Company. . . . . . . . . .   6
                 (vii)  Good Standing of Subsidiaries. . . . . . . . .   7
                 (viii)  Capitalization. . . . . . . . . . . . . . . .   7
                 (ix)  Authorization of Agreement. . . . . . . . . . .   7
                 (x)  Authorization of and Description of Securities .   7
                 (xi)  Absence of Defaults and Conflicts . . . . . . .   8
                 (xii)  Absence of Labor Dispute . . . . . . . . . . .   9
                 (xiii)  Absence of Proceedings. . . . . . . . . . . .   9
                 (xiv)  Accuracy of Exhibits . . . . . . . . . . . . .   9
                 (xv)  Possession of Intellectual Property . . . . . .   9
                 (xvi)  Absence of Further Requirements. . . . . . . .  10
                 (xvii)  Possession of Licenses and Permits. . . . . .  10
                 (xviii)  Investment Company Act . . . . . . . . . . .  10
                 (xix)  Partnership Agreements . . . . . . . . . . . .  10
                 (xx)  Properties. . . . . . . . . . . . . . . . . . .  11
                 (xxi)  Insurance. . . . . . . . . . . . . . . . . . .  12
                 (xxii)  Environmental Matters . . . . . . . . . . . .  12
                 (xxiii)  Qualification as a Real Estate Investment
                  Trust  . . . . . . . . . . . . . . . . . . . . . . . .14
                 (xxiv)  Registration Rights . . . . . . . . . . . . .  14
                 (xxv)  Tax Treatment of Certain Entities. . . . . . .  14
                 (xxvi)  Reincorporation . . . . . . . . . . . . . . .  14
    SECTION 2.   Sale and Delivery to International Managers; Closing. .15
         (a)     Initial Securities. . . . . . . . . . . . . . . . . .  15
         (b)     Option Securities . . . . . . . . . . . . . . . . . .  15
         (c)     Payment . . . . . . . . . . . . . . . . . . . . . . .  15
         (d)     Denominations; Registration . . . . . . . . . . . . .  16
    SECTION 3.   Covenants of the Company. . . . . . . . . . . . . . .  16
         (a)     Compliance with Securities Regulations and
                 Commission Requests . . . . . . . . . . . . . . . . .  16
         (b)     Filing of Amendments. . . . . . . . . . . . . . . . .  17
         (c)     Rule 434. . . . . . . . . . . . . . . . . . . . . . .  17
         (d)     Delivery of Registration Statements . . . . . . . . .  17
         (e)     Delivery of Prospectuses. . . . . . . . . . . . . . .  17
         (f)     Continued Compliance with Securities Laws . . . . . .  18
         (g)     Blue Sky Qualifications . . . . . . . . . . . . . . .  18
         (h)     Rule 158. . . . . . . . . . . . . . . . . . . . . . .  19
         (i)     Use of Proceeds . . . . . . . . . . . . . . . . . . .  19
         (j)     Listing . . . . . . . . . . . . . . . . . . . . . . .  19

         (k)     Restriction on Sale of Securities . . . . . . . . . .  19
         (l)     Reporting Requirements. . . . . . . . . . . . . . . .  19
    SECTION 4.   Payment of Expenses . . . . . . . . . . . . . . . . .  19
         (a)     Expenses. . . . . . . . . . . . . . . . . . . . . . .  19
         (b)     Termination of Agreement. . . . . . . . . . . . . . .  20
    SECTION 5.   Conditions of International Managers' Obligations . .  20
         (a)     Effectiveness of Registration Statement . . . . . . .  20
         (b)     Opinions of Counsel for Company . . . . . . . . . . .  20
         (c)     Opinion of Counsel for International Managers . . . .  21
         (d)     Officers' Certificate . . . . . . . . . . . . . . . .  21
         (e)     Accountant's Comfort Letter . . . . . . . . . . . . .  21
         (f)     Bring-down Comfort Letter . . . . . . . . . . . . . .  22
         (g)     Approval of Listing . . . . . . . . . . . . . . . . .  22
         (h)     Waiver of Registration Rights . . . . . . . . . . . .  22
         (i)     Purchase of Initial U.S. Securities . . . . . . . . .  22
         (j)     Additional Documents. . . . . . . . . . . . . . . . .  22
         (k)     Conditions to Purchase of International Option
                 Securities. . . . . . . . . . . . . . . . . . . . . .  22
                 (i)  Officers' Certificate. . . . . . . . . . . . . .  22
                 (ii)  Opinions of Counsel for Company . . . . . . . .  23
                 (iii)  Opinion of Counsel for International Managers.  23
                 (iv)  Bring-down Comfort Letter . . . . . . . . . . .  23
         (l)     Termination of Agreement. . . . . . . . . . . . . . .  23
    SECTION 6.   Indemnification.. . . . . . . . . . . . . . . . . . .  23
         (a)     Indemnification of the International Managers.. . . .  23
         (b)     Indemnification of Company, Directors and Officers. .  24
         (c)     Actions against Parties; Notification . . . . . . . .  25
         (d)     Settlement without Consent if Failure to Reimburse. .  25

    SECTION 7.   Contribution. . . . . . . . . . . . . . . . . . . . .  26
    SECTION 8.   Representations, Warranties and Agreements to Survive
                 Delivery. . . . . . . . . . . . . . . . . . . . . . .  27
    SECTION 9.   Termination of Agreement. . . . . . . . . . . . . . .  27
         (a)     Termination; General. . . . . . . . . . . . . . . . .  27
         (b)     Liabilities.. . . . . . . . . . . . . . . . . . . . .  28
    SECTION 10.  Default by One or More of the International Managers  .28
    SECTION 11.  Notices . . . . . . . . . . . . . . . . . . . . . . .  29
    SECTION 12.  Parties . . . . . . . . . . . . . . . . . . . . . . .  29
    SECTION 13.  GOVERNING LAW AND TIME. . . . . . . . . . . . . . . .  29
    SECTION 14.  Effect of Headings and Table of Contents. . . . . . .  29

                              REALTY INCOME CORPORATION

                               (a Maryland corporation)

                            540,000 Shares of Common Stock

                             (Par Value $1.00 Per Share)

                           INTERNATIONAL PURCHASE AGREEMENT

                                                      Dated: October 8, 1997

MERRILL LYNCH INTERNATIONAL
A.G. EDWARDS & SONS, INC.
PAINEWEBBER INTERNATIONAL (U.K.) LTD.
SUTRO & CO. INCORPORATED
WHEAT, FIRST SECURITIES, INC.
  as   Lead Managers of the several International Managers
  c/o  Merrill Lynch International
       Ropemaker Place
       25 Ropemaker Street
       London EC2Y 9LY
       England


Ladies and Gentlemen:

    Realty Income Corporation, a Maryland corporation (the "Company"), confirms its agreement with Merrill Lynch International ("Merrill Lynch") and each of the other international underwriters named in Schedule A hereto (collectively, the "International Managers" which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Merrill Lynch, A.G. Edwards & Sons, Inc., PaineWebber International (U.K.) Ltd., Sutro & Co. Incorporated and Wheat, First Securities, Inc. are acting as representatives (in such capacity, the "Lead Managers"), with respect to the sale by the Company and the purchase by the International Managers, acting severally and not jointly, of the respective numbers of shares of Common Stock, par value $1.00 per share, of the Company ("Common Stock") set forth in said Schedule A, and with respect to the grant by the Company to the International Managers, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 81,000 additional shares of Common Stock to cover over-allotments, if any. The aforesaid 540,000 shares of Common Stock (the "Initial International Securities") to be purchased by the International Managers and all or any part of the 81,000 shares of Common Stock subject to the option described in Section 2(b) hereof (the "International Option Securities") are hereinafter called, collectively, the "International Securities".

    It is understood that the Company is concurrently entering into an agreement dated the date hereof (the "U.S. Purchase Agreement") providing for the offering by the Company of an aggregate of 2,160,000 shares of Common Stock (the "Initial U.S. Securities") through arrangements with certain underwriters in the United States and Canada (the "U.S. Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., PaineWebber Incorporated, Sutro & Co. Incorporated and Wheat, First Securities, Inc. are acting as representatives (the "U.S. Representatives") and the grant by the Company to the U.S. Underwriters acting severally and not jointly, of an option to purchase all or any part of the U.S. Underwriters' pro rata portion of up to 324,000 additional shares of Common Stock solely to cover overallotments, if any (the "U.S. Option Securities" and, together with the International Option Securities, the "Option Securities"). The Initial U.S. Securities and the U.S. Option Securities are hereinafter called the "U.S. Securities". It is understood that the Company is not obligated to sell and the International Managers are not obligated to purchase, any Initial International Securities unless all of the Initial U.S. Securities are contemporaneously purchased by the U.S. Underwriters.

    The U.S. Underwriters and the International Managers are hereinafter collectively called the "Underwriters," the Initial International Securities and the Initial U.S. Securities are hereinafter collectively called the "Initial Securities," and the International Securities, and the U.S. Securities are hereinafter collectively called the "Securities."

    The Underwriters will concurrently enter into an Intersyndicate Agreement of even date herewith (the "Intersyndicate Agreement") providing for the coordination of certain transactions among the Underwriters under the direction of Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (in such capacity, the "Global Coordinator").

    The Company understands that the International Managers propose to make a public offering of the International Securities as soon as the Lead Managers deem advisable after this Agreement has been executed and delivered.

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (No. 33-95374) (the "First Registration Statement"), Amendment No. 1 thereto, and Amendment No. 2 (which constitutes Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the First Registration Statement) thereto and a registration statement on Form S-3 (No. 333-34311) (the "Second Registration Statement") and Amendment No. 1 thereto (which also constituted Post-Effective Amendment No. 2 to the First Registration Statement) covering the registration of, among other things, the Securities under the Securities Act of 1933, as amended (the "1933 Act"), in each case including the related preliminary prospectus or prospectuses. Promptly after execution and delivery of this Agreement, the Company will either (i) prepare and file an international prospectus supplement, a U.S. prospectus supplement and a prospectus in accordance with the provisions of Rule 415 ("Rule 415") of the rules and regulations of the Commission under the 1933 Act (the "1933 Act Regulations") and paragraph (b) of Rule 424 ("Rule 424(b)") of the 1933 Act Regulations or (ii) if the Company has elected to rely upon Rule 434 ("Rule 434") of the 1933 Act Regulations, prepare and file a term sheet (a "Term Sheet") in accordance with the provisions of Rule 434 and Rule 424(b). Two forms of prospectus supplement are to be used in connection with the offering and sale of the
Securities: one relating to the International Securities (the "Form of International Prospectus Supplement") and one relating to the U.S. Securities (the "Form of U.S. Prospectus Supplement"). The Form of U.S. Prospectus Supplement is identical to the Form of International Prospectus Supplement, except for the front cover and back cover pages and the information under the caption "Underwriting." The information included in such Term Sheet that was omitted from the Second Registration Statement at the time it became effective but that is deemed to be part of such registration statement at the time the Term Sheet is filed with the Commission pursuant to paragraph (d) of Rule 434 is referred to as "Rule 434 Information." Each prospectus, together with any related International or U.S. prospectus supplement, relating to the Securities used before the Second Registration Statement became effective, and each prospectus, together with the related International or U.S. prospectus supplement, relating to the Securities that omitted the Rule 434 Information or that was captioned "Subject to Completion" that was used after such effectiveness and prior to the execution and delivery of this Agreement, is herein called, together with the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, a "preliminary international prospectus" or "preliminary U.S. prospectus", as the case may be, or, in either such case, a "preliminary prospectus." The First Registration Statement as amended and including the exhibits thereto, schedules, if any, and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, at the time that the Post-Effective Amendment became effective, and the Second Registration Statement, as amended and including the exhibits thereto, schedules, if any, and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, at the time the Second Registration Statement became effective, and in each case including, if applicable, the Rule 434 Information, are herein called, collectively, the "Original Registration Statements" and, individually, an "Original Registration Statement." Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein referred to as the "Rule 462(b) Registration Statement," and the Original Registration Statements and any Rule 462(b) Registration Statement are herein referred to collectively as the "Registration Statement." The final Form of International Prospectus Supplement and the final Form of U.S. Prospectus Supplement, in each case including the prospectus dated October 1, 1997 and the documents incorporated by reference therein pursuant to
Item 12 of Form S-3 under the 1933 Act, in the forms first furnished to the International Managers and the U.S. Underwriters, respectively, for use in connection with the offering of the Securities are herein called the "International Prospectus" and the "U.S. Prospectus" respectively. The International Prospectus and the U.S. Prospectus are hereafter sometimes referred to as, individually, a "Prospectus," and collectively, the "Prospectuses." If Rule 434 is relied on, the terms "International Prospectus" and "U.S. Prospectus" shall refer to the preliminary international prospectus supplement dated October 1, 1997 and the preliminary U.S. prospectus supplement dated October 1, 1997, together in each case with the prospectus dated October 1, 1997 and the Term Sheet and all documents incorporated by reference therein pursuant to Item 12 of Form S-3, respectively, and all references in this Agreement to the date of such Prospectuses shall mean the date of the Term Sheet. For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the International Prospectus, the U.S. Prospectus or any Term Sheet or any amendment or supplement to any of the foregoing shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system ("EDGAR").

    All references in this Agreement to financial statements and schedules and other information which is "described," "disclosed," "contained," "included" or "stated" in the Registration Statement, any preliminary prospectus or any Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus or any Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or any Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which is incorporated or deemed to be incorporated by reference in the Registration Statement, such preliminary prospectus or such Prospectus, as the case may be.

    All references in this Agreement to properties or improvements "owned by" or "of" the Company or any of its subsidiaries shall be deemed to mean and include all properties and improvements which are leased by the Company or any of its subsidiaries, as lessee.

    As used in this Agreement, the term "Consolidation" means the merger of 25 limited partnerships (the "Partnerships") and RIC Properties Ltd., a California limited partnership ("RIC Properties"), into the Company on August 15, 1994; "Merger" means the merger of R.I.C. Advisor, Inc., a California corporation (the "Advisor"), into the Company on August 17, 1995; and "Reincorporation" means the reincorporation of the Company in the State of Maryland, which was effectuated by merging the Company into Realty Income of Maryland, Inc., a Maryland corporation (the "Maryland Corporation") which subsequently changed its name to Realty Income Corporation, with the Maryland Corporation as the surviving corporation of such merger.

    SECTION 1.     REPRESENTATIONS AND WARRANTIES.

    (a) REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company represents and warrants to each International Manager as of the date hereof, as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each International Manager, as follows:

         (i) COMPLIANCE WITH REGISTRATION REQUIREMENTS. The Company meets the requirements for use of Form S-3 under the 1933 Act. Each of the Original Registration Statements, the Post-Effective Amendment and any Rule 462(b) Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of any Original Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

         At the respective times the Original Registration Statements, any Rule 462(b) Registration Statement and any post-effective amendments thereto became effective, at the date hereof and at the Closing Time (and, if any International Option Securities are purchased, at each Date of Delivery), the Original Registration Statements, any Rule 462(b) Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the applicable requirements of the 1933 Act and the 1933 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and, at the date hereof and at the Closing Time (and, if any International Option Securities are purchased, at each Date of Delivery), neither the Prospectuses nor any amendments or supplements thereto contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the representations and warranties in this paragraph shall not apply to statements in or omissions from the Registration Statement or Prospectuses made in reliance upon and in conformity with information furnished to the Company in writing by any International Manager through the Lead Managers expressly for use in the Registration Statement or International Prospectus.

         Each preliminary prospectus and the Prospectuses filed as part of any Original Registration Statement or Rule 462(b) Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed in all material respects with the 1933 Act and the 1933 Act Regulations and, if applicable, each preliminary prospectus and the Prospectuses delivered to the International Managers and the U.S. Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR except to the extent permitted by Regulation S-T.

         (ii) INCORPORATED DOCUMENTS. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectuses, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), and, when read together with the other information in the Prospectuses, at the date hereof and at the Closing Time (and, if any International Option Securities are purchased, at each Date of Delivery), did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (iii) INDEPENDENT ACCOUNTANTS. The accountants who certified the financial statements and supporting schedules included in the Registration Statement are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

         (iv) FINANCIAL STATEMENTS. The consolidated financial statements of the Company included in the Registration Statement and the Prospectuses, together with the related schedule and notes, present fairly the financial position of the Company and its subsidiaries at the dates indicated and the consolidated statements of income, stockholders' equity and cash flows of the Company and its subsidiaries for the periods specified; said consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved. The supporting schedules included in the Registration Statement present fairly in accordance with GAAP the information required to be stated therein. The selected financial data, if any, and summary financial information, if any, included in the Prospectuses present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement. The Company's ratios of earnings to fixed charges (actual and, if any, pro forma) included in the Prospectus have been calculated in compliance with Item 503(d) of Regulation S-K of the Commission.

         (v) NO MATERIAL ADVERSE CHANGE IN BUSINESS. Since the respective dates as of which information is given in the Registration Statement and the Prospectuses, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise (a "Material Adverse Effect"), whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular monthly distributions on the Common Stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock.

         (vi) GOOD STANDING OF THE COMPANY. The Company is a corporation duly organized and validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectuses and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

         (vii) GOOD STANDING OF SUBSIDIARIES. The only subsidiaries of the Company are Realty Income Texas Properties, L.P., a Delaware limited partnership, Realty Income Texas Properties, Inc., a Delaware corporation, and the Company does not hold any equity interest in any corporation, limited liability company, partnership, joint venture or entity other than such subsidiaries. Each subsidiary of the Company has been duly organized and is validly existing as a partnership or corporation, as the case may be, in good standing under the laws of the state of its organization and has power and authority as a partnership or corporation, as the case may be, to own, lease and operate its properties and to conduct its business as described in the Prospectuses; each such subsidiary is duly qualified as a foreign partnership or corporation, as the case may be, to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding partnership interests and shares of capital stock, as the case may be, of each such subsidiary have been duly authorized (if applicable) and validly issued and are fully paid and are non-assessable (except to the extent that the general partners of subsidiaries which are partnerships may be liable for the obligations of such partnerships) and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding partnership interests or shares of capital stock, as the case may be, of such subsidiaries were issued in violation of preemptive or other similar rights arising by operation of law, under the partnership agreement or charter or bylaws, as the case may be, of any such subsidiary or under any agreement or instrument to which the Company or any such subsidiary is a party.

         (viii) CAPITALIZATION. The authorized stock of the Company and the issued and outstanding stock of the Company are as set forth in the line items "Preferred Stock" and "Common Stock" under the caption "Capitalization" in the Prospectuses (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to employee benefit plans referred to in the Prospectuses or pursuant to the exercise of options referred to in the Prospectuses).

         (ix) AUTHORIZATION OF AGREEMENT. This Agreement and the U.S. Purchase Agreement have been duly authorized, executed and delivered by the Company.

         (x) AUTHORIZATION OF AND DESCRIPTION OF SECURITIES. The shares of issued and outstanding Common Stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of Common Stock was issued in violation of the preemptive or other similar rights arising by operation of law, under the charter or bylaws of the Company, under any agreement or instrument to which the Company or any of its subsidiaries is a party or otherwise. The Securities to be purchased from the Company by the International Managers and the U.S. Underwriters have been duly authorized for issuance and sale to the International Managers pursuant to this Agreement and the U.S. Underwriters pursuant to the U.S. Purchase Agreement, respectively, and, when issued and delivered by the Company pursuant to this Agreement and the U.S. Purchase Agreement, respectively, against payment of the consideration set forth herein and in the U.S. Purchase Agreement respectively, will be validly issued, fully paid and non-assessable; the Common Stock conforms to all statements relating thereto contained or incorporated by reference in the Prospectuses and such description conforms to the rights set forth in the instruments defining the same; and the issuance of the Securities is not subject to preemptive or other similar rights arising by operation of law, under the charter and bylaws of the Company, under any agreement or instrument to which the Company or any of its subsidiaries is a party or otherwise.

         (xi) ABSENCE OF DEFAULTS AND CONFLICTS. Neither the Company nor any of its subsidiaries is in violation of its charter or bylaws or its partnership agreement, as the case may be, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the respective properties or assets of the Company or any subsidiary is subject (collectively, "Agreements and Instruments"), except for such defaults that would not have a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the U.S. Purchase Agreement and the consummation of the transactions contemplated herein and therein (including the use of the proceeds from the sale of the Securities to repay borrowings under the Revolving Credit Agreement dated as of November 29, 1994, among the Company, the banks named therein and The Bank of New York, as agent, as amended by the First Amendment to the Revolving Credit Agreement, dated as of January 26, 1995, the Second Amendment to the Revolving Credit Agreement, dated as of December 4, 1995, the Third Amendment to the Revolving Credit Agreement, dated as of March 7, 1997, and the Fourth Amendment to the Revolving Credit Agreement dated April 28, 1997 (as so amended, the "Acquisition Credit Agreement"), as described in the Prospectuses under the caption "Use of Proceeds" but excluding any use of proceeds to fund any property acquisitions or for other general corporate purposes for which specific corporate authorization may be required) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, any Agreement or Instrument, except for such conflicts, breaches or defaults or liens, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any applicable law, rule, regulation, or governmental or court judgment, order, writ or decree. As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary of the Company or any of its subsidiaries.

         (xii) ABSENCE OF LABOR DISPUTE. No labor dispute with the employees of the Company or any subsidiary of the Company exists or, to the best knowledge of the Company, is imminent; and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary's tenants, which, in either case, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

         (xiii) ABSENCE OF PROCEEDINGS. The Company has not received any notice of any action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, domestic or foreign, and, to the best knowledge of the Company, there is no such proceeding now pending or threatened, against or affecting the Company or any of its subsidiaries, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which could reasonably be expected to result in a Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the consummation of this Agreement or the U.S. Purchase Agreement or the performance by the Company of its obligations hereunder or thereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

         (xiv) ACCURACY OF EXHIBITS. There are no contracts or documents which are required to be described in the Registration Statement, the Prospectuses or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

         (xv) POSSESSION OF INTELLECTUAL PROPERTY. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

         (xvi) ABSENCE OF FURTHER REQUIREMENTS. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations under this Agreement or the U.S. Purchase Agreement, in connection with the offering, issuance or sale of the Securities under this Agreement or the U.S. Purchase Agreement or the consummation of the other transactions contemplated by this Agreement and the U.S. Purchase Agreement, except such as have been already made or obtained under the 1933 Act or the 1933 Act Regulations or as may be required under state securities laws.

         (xvii) POSSESSION OF LICENSES AND PERMITS. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them and the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to possess or comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

         (xviii) INVESTMENT COMPANY ACT. The Company is not, and upon the issuance and sale of the Securities as contemplated in this Agreement and the U.S. Purchase Agreement and the application of the net proceeds therefrom as described in the Prospectuses will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act").

         (xix) PARTNERSHIP AGREEMENTS. Each of the partnership and, if applicable, joint venture agreements to which the Company or any of its subsidiaries is a party has been duly authorized, executed and delivered by the Company or the relevant subsidiary, as the case may be, and constitutes the valid and binding agreement of the Company or such subsidiary, as the case may be, enforceable in accordance with its terms, except as the enforcement thereof may be limited by (A) the effect of bankruptcy, insolvency or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (B) the effect of general principles of equity, and the execution, delivery and performance of such agreements did not, at the time of execution and delivery, and does not constitute a breach of or default under the charter or bylaws or partnership agreement, as the case may be, of the Company or any of its subsidiaries or any of the Agreements and Instruments or any law, administrative regulation or administrative or court order or decree.

         (xx) PROPERTIES.  Except as otherwise disclosed in the Prospectuses:
    (i) the Company and its subsidiaries have good and marketable title (either in fee simple or pursuant to a valid leasehold interest) to all properties and assets described in the Prospectuses as being owned or leased, as the case may be, by them and to all properties reflected in the Company's most recent consolidated financial statements included in the Prospectuses, and neither the Company nor any of its subsidiaries has received notice of any claim that has been or may be asserted by anyone adverse to the rights of the Company or any subsidiary with respect to any such properties or assets (or any such lease) or affecting or questioning the rights of the Company or any such subsidiary to the continued ownership, lease, possession or occupancy of such property or assets, except for such claims that would not, singly or in the aggregate, have a Material Adverse Effect; (ii) all liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of the Company or any of its subsidiaries which are required to be disclosed in the Registration Statement or the Prospectuses are disclosed therein, and all such liens, charges, encumbrances, claims or restrictions which are not disclosed in the Prospectuses could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect; (iii) no person or entity, including, without limitation, any tenant under any of the leases pursuant to which the Company or any of its subsidiaries leases (as lessor) any of its properties (whether directly or indirectly through other partnerships, joint ventures or otherwise) has an option or right of first refusal or any other right to purchase any of such properties, except for such options, rights of first refusal or other rights to purchase which, individually or in the aggregate, are not material with respect to the Company and its subsidiaries considered as one enterprise; (iv) to the Company's best knowledge, each of the properties of the Company or any of its subsidiaries has access to public rights of way, either directly or through insured easements, except where the failure to have such access would not, singly or in the aggregate, have a Material Adverse Effect; (v) to the Company's best knowledge, each of the properties of the Company or any of its subsidiaries is served by all public utilities necessary for the current operations on such property in sufficient quantities for such operations, except where the failure to have such public utilities would not, singly or in the aggregate, have a Material Adverse Effect; (vi) to the best knowledge of the Company, each of the properties of the Company or any of its subsidiaries complies with all applicable codes and zoning and subdivision laws and regulations, except for such failures to comply which would not, either individually or in the aggregate, have a Material Adverse Effect; (vii) all of the leases under which the Company or any of its subsidiaries holds or uses any real property or improvements or any equipment relating to such real property or improvements are in full force and effect, except where the failure to be in full force and effect would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries is in default in the payment of any amounts due under any such leases or in any other default thereunder and the Company knows of no event which, with the passage of time or the giving of notice or both, would constitute a default under any such lease, except such defaults that would not, individually or in the aggregate, have a Material Adverse Effect;
    (viii) to the best knowledge of the Company, there is no pending or threatened condemnation, zoning change, or other proceeding or action that could in any manner affect the size of, use of, improvements on, construction on or access to the properties of the Company or any of its subsidiaries, except such proceedings or actions that, either singly or in the aggregate, would not have a Material Adverse Effect; and (ix) neither the Company nor any of its subsidiaries nor any lessee of any of the real property or improvements of the Company or any of its subsidiaries is in default in the payment of any amounts due or in any other default under any of the leases pursuant to which the Company or any of its subsidiaries leases (as lessor) any of its real property or improvements (whether directly or indirectly through partnerships, joint ventures or otherwise), and the Company knows of no event which, with the passage of time or the giving of notice or both, would constitute such a default under any of such leases, except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

         (xxi) INSURANCE.   With such exceptions as would not, individually or
    in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries have title insurance on all real property and improvements described in the Prospectuses as being owned or leased under a ground lease, as the case may be, by them and to all real property and improvements reflected in the Company's most recent consolidated financial statements included in the Prospectuses in an amount at least equal to the original cost of acquisition and the Company and its subsidiaries are entitled to all benefits of the insured thereunder, and each such property is insured by extended coverage hazard and casualty insurance in amounts and on such terms as are customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries (in the markets in which the Company's and its subsidiaries' respective properties are located), and the Company and its subsidiaries carry comprehensive general liability insurance and such other insurance as is customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries in amounts and on such terms as are customarily carried by lessors of properties similar to those owned by the Company and its subsidiaries (in the markets in which the Company's and its subsidiaries' respective properties are located) and the Company or one of its subsidiaries is named as an additional insured on all policies required under the leases for such properties.

         (xxii) ENVIRONMENTAL MATTERS.  Except as otherwise disclosed in the
    Prospectuses: (i) all real property and improvements owned or leased by the Company or any of its subsidiaries, including, without limitation, the Environment (as defined below) associated with such real property and improvements, is free of any Contaminant (as defined below), except such Contaminants which, individually or in the aggregate, would not have a Material Adverse Effect; (ii) neither the Company, nor any of its subsidiaries nor any Partnership has caused or suffered to exist or occur any Release (as defined below) of any Contaminant into the Environment or any other condition that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or could result in any violation of any Environmental Laws (as defined below) or constitute a health, safety or environmental hazard to any person or property except for such violations or hazards that could not reasonably be expected to have a

    Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries is aware of any notice from any governmental body claiming any violation of any Environmental Laws or requiring or calling attention to the need for any work, repairs, construction, alterations, removal or remedial action or installation on or in connection with such real property or improvements, whether in connection with the presences of asbestos-containing materials in such properties or otherwise, except for such violations, work, repairs, construction, alterations, removal or remedial actions or installations as would not, individually or in the aggregate, have a Material Adverse Effect; (iv) any such work, repairs, construction, alterations, removal or remedial action or installation, if required, would not result in the incurrence of liabilities, which, individually or in the aggregate, would have a Material Adverse Effect;
    (v) neither the Company nor any of its subsidiaries has caused or suffered to exist or occur any condition on any of the properties or improvements of the Company or any of its subsidiaries that could give rise to the imposition of any Lien (as defined below) under any Environmental Laws, except such Liens which, individually or in the aggregate, would not have a Material Adverse Effect; and (vi) to the Company's best knowledge, no real property or improvements owned or leased by the Company or any of its subsidiaries is being used or has been used for manufacturing or for any other operations that involve or involved the use, handling, transportation, storage, treatment or disposal of any Contaminant, where such operations require or required permits or are or were otherwise regulated pursuant to the Environmental Laws and where such permits have not been or were not obtained or such regulations are not being or were not complied with, except in all instances where any failure to obtain a permit or comply with any regulation could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. "Contaminant" means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, lead, pesticides or radioactive materials or any constituent of any such substance or waste, including any such substance identified or regulated under any Environmental Law. "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, ET SEQ., the Clean Air Act, 42 U.S.C. 7401, ET SEQ., the Clean Water Act, 33 U.S.C. 1251, ET SEQ., the Toxic Substances Control Act, 15 U.S.C. 2601, ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. 651, ET SEQ., and all other federal, state and local laws, ordinances, regulations, rules, orders, decisions, permits, and the like, which are directed at the protection of human health or the Environment. "Lien" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset. "Environment" means any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient, workplace and indoor air. "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Contaminant into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Contaminant or any release, emission or discharge as those terms are defined or used in any Environmental Law.

         (xxiii) QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST. The Company was and is organized in conformity with the requirements for qualification and taxation as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"); the Company at all times has met and continues to meet all the requirements of the Code for qualification and taxation as a "real estate investment trust"; the Company's method of operation will enable it to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code; and the Company is qualified as a "real estate investment trust" under the Code and will be so qualified for the taxable year in which sales of the Securities occur.

         (xxiv) REGISTRATION RIGHTS. There are no persons with registration or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act or included in the offering contemplated hereby, except for rights arising under the Registration Rights Agreement dated as of April 28, 1995 (the "RRA") among the Company and certain former shareholders of the Advisor party thereto (the "Shareholders"). Each of the Shareholders has delivered to the Company a written waiver (a "Shareholder Waiver"), signed by such Shareholder, of any and all of its rights under the RRA to have Registrable Securities (as defined in the RRA) registered pursuant to the Registration Statement or included in the offering contemplated hereby.
    The names of the Shareholders and each other person, if any, who holds any Registrable Securities (as defined in the RRA) are set forth in Schedule C hereto.

         (xxv) TAX TREATMENT OF CERTAIN ENTITIES. Each of R.I.C. Trade Center, Ltd., Empire Business Center, Ltd., and Silverton Business Center, Ltd., each a California limited partnership (the "Sub-Limited Partnerships"), was, from the time of the Consolidation through and including the time of its merger into the Company, treated as a partnership (rather than as an association taxable as a corporation) for federal income tax purposes. The Company's ownership interests in three properties held through tenancies in common with unrelated third parties (which are the only properties which, since the Consolidation, have been held in tenancies in common with unrelated third parties) have not been, since the Consolidation, and will not be treated as ownership interests in associations taxable as corporations for federal income tax purposes. Realty Income Texas Properties, L.P., a Delaware limited partnership, is not and has never been treated as an association taxable as a corporation for federal income tax purposes. Realty Income Texas Properties, Inc., a Delaware corporation, is and has been at all times treated as a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code.

         (xxvi) REINCORPORATION. The Reincorporation (a) qualified as a reorganization under Section 368(a)(1)(F) of the Code or (b) was a non-event for federal income tax purposes, and no gain or loss was or will be recognized by the Company for federal income tax purposes as a result of the Reincorporation.

    (b) OFFICER'S CERTIFICATES. Any certificate signed by any officer of the Company delivered to the Global Coordinator, the Lead Managers or to counsel for the International Managers shall be deemed a representation and warranty by the Company to each International Manager as to the matters covered thereby.

    SECTION 2.     SALE AND DELIVERY TO INTERNATIONAL MANAGERS; CLOSING.

    (a) INITIAL SECURITIES. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each International Manager, severally and not jointly, and each International Manager, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule B, the number of Initial International Securities set forth in Schedule A opposite the name of such International Manager, plus any additional number of Initial International Securities which such International Manager may become obligated to purchase pursuant to the provisions of Section 10 hereof.

    (b) OPTION SECURITIES. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the International Managers, severally and not jointly, to purchase up to an additional 81,000 shares of Common Stock at the price per share set forth in Schedule B, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial International Securities but not payable on the International Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial International Securities upon notice by the Global Coordinator to the Company setting forth the number of International Option Securities as to which the several International Managers are then exercising the option and the time and date of payment and delivery for such International Option Securities. Any such time and date of delivery for the International Option Securities (a "Date of Delivery") shall be determined by the Global Coordinator, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the International Option Securities, each of the International Managers, acting severally and not jointly, will purchase that proportion of the total number of International Option Securities then being purchased which the number of Initial International Securities set forth in Schedule A opposite the name of such International Manager bears to the total number of Initial International Securities, subject in each case to such adjustments as the Global Coordinator in its discretion shall make to eliminate any sales or purchases of fractional shares.

    (c) PAYMENT. Payment of the purchase price for, and delivery of certificates for, the Initial International Securities shall be made at the office of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626-1925, or at such other place as shall be agreed upon by the Global Coordinator and the Company, at 6:00 A.M. (California time) on the third (fourth, if the pricing occurs after 4:30 P.M. New York City time, on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Global Coordinator and the Company (such time and date of payment and delivery being herein called "Closing Time").

    In addition, in the event that any or all of the International Option Securities are purchased by the International Managers, payment of the purchase price for, and delivery of certificates for, such International Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Global Coordinator and the Company, on each Date of Delivery as specified in the notice from the Global Coordinator to the Company.

    Payment shall be made to the Company by wire transfer of immediately available funds to an account at a bank designated by the Company, against delivery to the Lead Managers for the respective accounts of the International Managers of certificates for the Securities to be purchased by them. It is understood that each International Manager has authorized the Lead Managers, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial International Securities and the International Option Securities, if any, which it has agreed to purchase. Merrill Lynch, individually and not as representative of the International Managers, may (but shall not be obligated to) make payment of the purchase price for the Initial International Securities or the International Option Securities, if any, to be purchased by any International Manager whose payment therefor has not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such International Manager from its obligations hereunder.

    (d) DENOMINATIONS; REGISTRATION. Certificates for the Initial International Securities and the International Option Securities, if any, shall be in such denominations and registered in such names as the Lead Managers may request in writing at least one full business day before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates for the Initial International Securities and the International Option Securities, if any, will be made available for examination and packaging by the Lead Managers in The City of New York not later than 2:00 P.M. (New York City time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

    SECTION 3. COVENANTS OF THE COMPANY. The Company covenants with each International Manager as follows:

         (a) COMPLIANCE WITH SECURITIES REGULATIONS AND COMMISSION REQUESTS. The Company, subject to Section 3(b), will notify the Global Coordinator immediately, and confirm the notice in writing, (i) when any post-effective amendment to any Original Registration Statement or Rule 462(b) Registration Statement shall become effective or any supplement to any Prospectus, any Term Sheet or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission,
    (iii) of any request by the Commission for any amendment to any Original Registration Statement or Rule 462(b) Registration Statement or any amendment or supplement to any Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of any Original Registration Statement or Rule 462(b) Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and, if applicable, will take such steps as it deems necessary to ascertain promptly whether each form of prospectus supplement, prospectus or term sheet transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus supplement, prospectus or term sheet, as the case may be. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

         (b) FILING OF AMENDMENTS. The Company will give the Global Coordinator notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)), any Term Sheet or any amendment, supplement or revision to either the prospectus included in the Second Registration Statement at the time it became effective or to any Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Global Coordinator with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Global Coordinator or counsel for the International Managers shall object.

         (c) RULE 434. If the Company uses Rule 434, it will comply with the requirements of such Rule.

         (d) DELIVERY OF REGISTRATION STATEMENTS. The Company has furnished or will deliver to the International Managers and counsel for the International Managers, without charge, as many signed and conformed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) as the Lead Managers and counsel for the International Managers may reasonably request. If applicable, the copies of the Registration Statement and each amendment thereto furnished to the International Managers will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, if any, except to the extent permitted by Regulation S-T.

         (e) DELIVERY OF PROSPECTUSES. The Company has delivered to each International Manager, without charge, as many copies of each preliminary prospectus as such International Manager reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each International Manager, without charge, during the period when the International Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the International Prospectus (as amended or supplemented) as such International Manager may reasonably request. If applicable, the International Prospectus and any amendments or supplements thereto furnished to the International Managers will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, if any, except to the extent permitted by Regulation S-T.

         (f) CONTINUED COMPLIANCE WITH SECURITIES LAWS. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement, the U.S. Purchase Agreement and the Prospectuses. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the International Managers or for the Company, to amend the Registration Statement or amend or supplement any Prospectus in order that such Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of any such counsel, at any such time to amend the Registration Statement or amend or supplement any Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or such Prospectus comply with such requirements, and the Company will furnish to the International Managers such number of copies of such amendment or supplement as the International Managers may reasonably request.

         (g) BLUE SKY QUALIFICATIONS. The Company will use its best efforts, in cooperation with the International Managers, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Global Coordinator may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; PROVIDED, HOWEVER, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the date hereof.

         (h) RULE 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earning statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

         (i) USE OF PROCEEDS. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectuses under "Use of Proceeds."

         (j) LISTING. The Company will use its best efforts to effect the listing of the Securities on the New York Stock Exchange.

         (k) RESTRICTION ON SALE OF SECURITIES. During a period of 90 days from the date of this Agreement, the Company will not, without the prior written consent of the Global Coordinator, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Common Stock, whether any such swap, agreement or transaction described in clause
    (i) or (ii) above is to be settled by delivery of Common Stock, other securities, in cash or otherwise. Clauses (i) and (ii) of the foregoing sentence shall not apply to (A) the Securities to be sold hereunder or under the U.S. Purchase Agreement, (B) any shares of Common Stock issued by the Company upon the exercise of an option outstanding on the date hereof referred to in the Registration Statement, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company referred to in the Registration Statement, or (D) any shares of Common Stock issued pursuant to any non-employee director stock plan referred to in the Registration Statement.

         (l) REPORTING REQUIREMENTS. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

    SECTION 4. PAYMENT OF EXPENSES. (a) EXPENSES. The Company will pay all expenses incident to the performance of its obligations under this Agreement and the U.S. Purchase Agreement, including (i) the word processing, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the printing and delivery to the Underwriters of this Agreement, the U.S. Purchase Agreement, any Agreement among Underwriters, any Agreement among Managers and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any transfer taxes or other duties payable upon the sale of the Securities to the Underwriters and the transfer of the Securities between the International Managers and the U.S. Underwriters, (iv) the fees and disbursements of the Company's counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of
Section 3(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Term Sheets and of the Prospectuses and any amendments or supplements thereto, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto,
(viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) if required, the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters (such fees and disbursements not to exceed $10,000) in connection with, the review, if any, by the National Association of Securities Dealers, Inc. (the "NASD") of the terms of the sale of the Securities and (x) the fees and expenses incurred in connection with the listing of the Securities on the New York Stock Exchange.

    (b) TERMINATION OF AGREEMENT. If this Agreement is terminated by the Lead Managers in accordance with the provisions of Section 5 or Section 9(a)(i) or 9(a)(v) hereof, the Company shall reimburse the International Managers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the International Managers.

    SECTION 5. CONDITIONS OF INTERNATIONAL MANAGERS' OBLIGATIONS. The obligations of the several International Managers hereunder are subject to the accuracy of the representations and warranties of the Company contained in
Section 1 hereof or in certificates of any officer of the Company or any subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

         (a) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective not later than 5:30 P.M. on the date hereof and at Closing Time no stop order suspending the effectiveness of any of the Original Registration Statements or any Rule 462(b) Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the International Managers. If required by the 1933 Act or the 1933 Act Regulations, the Prospectuses shall have been filed with the Commission in accordance with Rule 424(b) and, if the Company has elected to rely upon Rule 434, a Term Sheet shall have been filed with the Commission in accordance with Rule 434 and Rule 424(b).

         (b) OPINIONS OF COUNSEL FOR COMPANY. At Closing Time, the Lead Managers shall have received the favorable opinions, dated as of Closing Time, of

    Latham & Watkins, counsel for the Company, Michael R. Pfeiffer, Senior Vice President, General Counsel and Secretary of the Company, and Ballard Spahr Andrews & Ingersoll, special Maryland counsel to the Company, each in form and substance satisfactory to counsel for the International Managers, to the effect set forth in Exhibit A, B and C hereto, respectively, and to such further effect as counsel to the International Managers may reasonably request pursuant to Section 5(j).

         (c) OPINION OF COUNSEL FOR INTERNATIONAL MANAGERS. At Closing Time, the Lead Managers shall have received the favorable opinion, dated as of Closing Time, of Brown & Wood LLP, counsel for the International Managers, with respect to the matters set forth in clauses (iv), (v) and the antepenultimate paragraph of Exhibit A hereto and clauses (i), (iv) and
    (vi) of Exhibit C hereto. In giving such opinion such counsel may rely, as to all matters arising under or governed by the laws of the State of Maryland, upon the opinion of Ballard Spahr Andrews & Ingersoll delivered pursuant to Section 5(b) and, as to all matters governed by the laws of other jurisdictions (other than the law of the State of New York and the federal law of the United States), upon the opinions of counsel satisfactory to the Lead Managers. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

         (d) OFFICERS' CERTIFICATE. At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectuses, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Lead Managers shall have received a certificate of the Chairman or the President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that
    (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of either of the Original Registration Statements or any Rule 462(b) Registration Statement has been issued and no proceedings for that purpose have been initiated or, to the best of their knowledge, threatened by the Commission.

         (e) ACCOUNTANT'S COMFORT LETTER. At the time of the execution of this Agreement, the Lead Managers shall have received from KPMG Peat Marwick LLP a letter dated such date, in form and substance satisfactory to the Lead Managers, together with signed or reproduced copies of such letter for each of the other International Managers, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectuses.

         (f) BRING-DOWN COMFORT LETTER. At Closing Time, the Lead Managers shall have received from KPMG Peat Marwick LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

         (g) APPROVAL OF LISTING. At the Closing Time, the Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

         (h) WAIVER OF REGISTRATION RIGHTS. On or before the date of this Agreement, the Lead Managers shall have received a Shareholder Waiver, in form and substance reasonably satisfactory to the Lead Managers, signed by each of the persons listed in Schedule C hereto.

         (i) PURCHASE OF INITIAL U.S. SECURITIES. Contemporaneously with the purchase by the International Managers of the Initial International Securities under this Agreement, the U.S. Underwriters shall have purchased the Initial U.S. Securities under the U.S. Purchase Agreement.

         (j) ADDITIONAL DOCUMENTS. At Closing Time and at each Date of Delivery counsel for the International Managers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Lead Managers and counsel for the International Managers.

         (k) CONDITIONS TO PURCHASE OF INTERNATIONAL OPTION SECURITIES. In the event that the International Managers exercise their option provided in
    Section 2(b) hereof to purchase all or any portion of the International Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Lead Managers shall have received:

         (i) OFFICERS' CERTIFICATE. A certificate, dated such Date of Delivery, of the Chairman or President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(d) hereof remains true and correct as of such Date of Delivery.

         (ii) OPINIONS OF COUNSEL FOR COMPANY. The favorable opinions of Latham & Watkins, counsel for the Company, Michael R. Pfeiffer, Senior Vice President, General Counsel and Secretary of the Company and Ballard Spahr Ingersoll & Andrews, special Maryland counsel to the Company, each in form and substance satisfactory to counsel for the International Managers, dated such Date of Delivery, relating to the International Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the respective opinions required by Section 5(b) hereof.

         (iii) OPINION OF COUNSEL FOR INTERNATIONAL MANAGERS. The favorable opinion of Brown & Wood LLP, counsel for the International Managers, dated such Date of Delivery, relating to the International Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(c) hereof.

         (iv) BRING-DOWN COMFORT LETTER. A letter from KPMG Peat Marwick LLP, in form and substance satisfactory to the Lead Managers and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Lead Managers pursuant to Section 5(f) hereof, except that the "specified date" in the letter furnished pursuant to this paragraph shall be a date not more than three business days prior to such Date of Delivery.

         (l) TERMINATION OF AGREEMENT. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of International Option Securities on a Date of Delivery which occurs after the Closing Time, the obligations of the several International Managers to purchase the relevant International Option Securities, may be terminated by the Lead Managers by notice to the Company at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 6 and 7 shall survive any such termination and remain in full force and effect.

    SECTION 6.     INDEMNIFICATION.

    (a) INDEMNIFICATION OF THE INTERNATIONAL MANAGERS. The Company agrees to indemnify and hold harmless each International Manager and each person, if any, who controls any International Manager within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

         (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 434 Information, if applicable, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus or any Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

         (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

         (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

PROVIDED, HOWEVER, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any International Manager through the Lead Managers expressly for use in the Registration Statement (or any amendment thereto) or any preliminary international prospectus or the International Prospectus (or any amendment or supplement thereto); and PROVIDED FURTHER that this indemnity agreement with respect to any preliminary international prospectus shall not inure to the benefit of any International Manager from whom the person asserting any such losses, liabilities, claims, damages or expenses purchased International Securities, or any person controlling such International Manager, if a copy of the International Prospectus (as then amended or supplemented if the Company shall have furnished any such amendments or supplements thereto, but excluding documents incorporated or deemed to be incorporated by reference therein) was not sent or given by or on behalf of such International Manager to such person, if such is required by law, at or prior to the written confirmation of the sale of such International Securities to such person and if the International Prospectus (as so amended or supplemented, if applicable) would have corrected the defect giving rise to such loss, liability, claim, damage or expense, except that this proviso shall not be applicable if such defect shall have been corrected in a document which is incorporated or deemed to be incorporated by reference in the International Prospectus.

    (b) INDEMNIFICATION OF COMPANY, DIRECTORS AND OFFICERS. Each International Manager severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the

Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 434 Information, if applicable, or any preliminary prospectus or any Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such International Manager through the Lead Managers expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or Prospectus (or any amendment or supplement thereto).

    (c) ACTIONS AGAINST PARTIES; NOTIFICATION. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

    (d) SETTLEMENT WITHOUT CONSENT IF FAILURE TO REIMBURSE. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by
Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

    SECTION 7.     CONTRIBUTION.  If the indemnification provided for in
Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the International Managers on the other hand from the offering of the International Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the International Managers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

    The relative benefits received by the Company on the one hand and the International Managers on the other hand in connection with the offering of the International Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the International Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the International Managers, in each case as set forth on the cover of the International Prospectus (or, if Rule 434 is used, the corresponding location on the Term Sheet), bear to the aggregate initial public offering price of the International Securities as set forth on such cover (or corresponding location on the Term Sheet, as the case may be).

    The relative fault of the Company on the one hand and the International Managers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the International Managers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    The Company and the International Managers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the International Managers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

    Notwithstanding the provisions of this Section 7, no International Manager shall be required to contribute any amount in excess of the amount by which the total price at which the International Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such International Manager has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

    No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    For purposes of this Section 7, each person, if any, who controls a International Manager within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act shall have the same rights to contribution as such International Manager, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The International Managers' respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial International Securities set forth opposite their respective names in Schedule A hereto and not joint.

    SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS TO SURVIVE DELIVERY. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any International Manager or controlling person, or by or on behalf of the Company, and shall survive delivery of the International Securities to the International Managers.

    SECTION 9.     TERMINATION OF AGREEMENT.

    (a) TERMINATION; GENERAL. The Lead Managers may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectuses, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or
(ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Lead Managers, impracticable to market the Securities or to enforce contracts for the sale of the Securities, or
(iii) if trading in any securities of the Company has been suspended or limited by the Commission, the New York Stock Exchange or the Nasdaq National Market, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) if a banking moratorium has been declared by either Federal, California or New York authorities, or (v) if since the date of this Agreement, there has occurred a downgrading in the rating assigned to the Securities or any of the Company's other debt securities by any nationally recognized securities rating agency, or such securities rating agency has publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company's other debt securities.

    (b) LIABILITIES. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 6 and 7 shall survive such termination and remain in full force and effect.

    SECTION 10. DEFAULT BY ONE OR MORE OF THE INTERNATIONAL MANAGERS. If one or more of the International Managers shall fail at Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the "Defaulted Securities"), the Lead Managers shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting International Managers, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Lead Managers shall not have completed such arrangements within such 24-hour period, then:

         (a) if the number of Defaulted Securities does not exceed 10% of the total number of International Securities to be purchased on such date, each of the non-defaulting International Managers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting International Managers, or

         (b) if the number of Defaulted Securities exceeds 10% of the total number of International Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligations of the International Managers to purchase and of the Company to sell the International Option Securities to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting International Manager.

    No action taken pursuant to this Section shall relieve any defaulting International Manager from liability in respect of its default.

    In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which occurs after the Closing Time, in a termination of the obligations of the International Managers to purchase and the Company to sell the relevant International Option Securities, as the case may be, either the Lead Managers or the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectuses or in any other documents or arrangements. As used herein, the term "International Manager" includes any person substituted for a International Manager under this Section 10.

    SECTION 11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the International Managers shall be directed to the Lead Managers at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England, Attention of Syndicate Operations; and notices to the Company shall be directed to it at Realty Income Corporation, 220 West Crest Street, Escondido, California 92025-1725, attention of Legal Department.

    SECTION 12. PARTIES. This Agreement shall inure to the benefit of and be binding upon the International Managers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the International Managers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the International Managers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of International Securities from any International Manager shall be deemed to be a successor by reason merely of such purchase.

    SECTION 13. GOVERNING LAW AND TIME.  THIS AGREEMENT SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

    SECTION 14. EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

    If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the International Managers and the Company in accordance with its terms.

                                       Very truly yours,

                                       REALTY INCOME CORPORATION




                                       By
                                          -------------------------------------
                                          Richard J. VanDerhoff
                                          President and Chief Operating Officer

CONFIRMED AND ACCEPTED,
  as of the date first above written:

MERRILL LYNCH INTERNATIONAL
A.G. EDWARDS & SONS, INC.
PAINEWEBBER INTERNATIONAL (U.K.) LTD.
SUTRO & CO. INCORPORATED
WHEAT, FIRST SECURITIES, INC.

By: MERRILL LYNCH INTERNATIONAL


By:
    --------------------------------------
              Attorney-in-fact

For themselves and as Lead Managers of the International Managers named in Schedule A hereto.

                                      SCHEDULE A

                                                                     Number
         Name of International Manager                            of Securities
         -----------------------------                            -------------

Merrill Lynch International. . . . . . . . . . . . . . . . . . .       108,000
A.G. Edwards & Sons  . . . . . . . . . . . . . . . . . . . . . .       108,000
PaineWebber International (U.K.) Ltd.  . . . . . . . . . . . . .       108,000
Sutro & Co. Incorporated . . . . . . . . . . . . . . . . . . . .       108,000
Wheat, First Securities, Inc.  . . . . . . . . . . . . . . . . .       108,000
                                                                     ---------
         Total . . . . . . . . . . . . . . . . . . . . . . . . .       540,000
                                                                     ---------
                                                                     ---------


                                      Sch A - 1

                                      SCHEDULE B


                                    PRICE SCHEDULE


    1. The initial public offering price per share for the International Securities shall be $27.00.

    2. The purchase price per share for the International Securities to be paid by the several International Managers shall be $25.585, being an amount equal to the initial public offering price set forth above less $1.415 per share; PROVIDED that the purchase price per share for any International Option Securities purchased upon the exercise of the over-allotment option described in
Section 2(b) shall be reduced by an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial International Securities but not payable on the International Option Securities.


                                      Sch B - 1

                                      SCHEDULE C


Persons and Entities from Whom a Waiver of Registration Rights is Required

William E. Clark
William E. Clark and Evelyn J. Clark
   Family Trust dated June 19, 1981
Thomas A. Lewis
Richard J. VanDerhoff
Gary M. Malino
Donald K. Cooke
Robert Caffey
Lawrence Stephenson
John H. Wolfe


                                      Sch C - 1

                                                                     Exhibit A



                         FORM OF OPINION OF LATHAM & WATKINS
                       TO BE DELIVERED PURSUANT TO SECTION 5(b)


    (i) Based solely on certificates from public officials, the Company is duly qualified as a foreign corporation to transact business and is in good standing in the State of California.

    (ii) None of the outstanding shares of stock of the Company was issued, to the best of our knowledge and information, in violation of preemptive rights or other similar rights arising under any agreement or instrument to which the Company or any of its subsidiaries is a party.

    (iii) The issuance of the Securities is not subject, to the best of our knowledge and information, to preemptive or other similar rights arising under any agreement or instrument to which the Company or any of its subsidiaries is a party.

    (iv) Each of the Original Registration Statements and the Post-Effective Amendment has been declared effective under the 1933 Act; to the best of our knowledge and information of the Prospectuses have been filed pursuant to Rule 424(b) under the 1933 Act in the manner and within the time period required by Rule 424(b); and, to the best of our knowledge and information, no stop order suspending the effectiveness of either of the Original Registration Statements or any Rule 462(b) Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

    (v) Each of the Original Registration Statements, and the Prospectuses (in each case excluding the documents incorporated or deemed to be incorporated by reference therein and the financial statements, supporting schedules and other financial data included or incorporated by reference therein and excluding any Statement of Eligibility on Form T-1 (a "Form T-1"), as to which no opinion need be rendered), as of their respective effective or issue dates and, in the case of the First Registration Statement, as of the effective date of the Post-Effective Amendment, complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1933 Act Regulations.

    (vi) The documents incorporated or deemed to be incorporated by reference in the Prospectuses (other than the financial statements, supporting schedules and other financial data therein, as to which no opinion need be rendered), when they were filed with the

Commission, complied as to form in all material respects with the applicable requirements of the 1934 Act and the 1934 Act Regulations.

    (vii) The information in the Prospectuses under "Certain U.S. Federal Income Tax Considerations to Holders of Common Stock," "Certain Federal Income Tax Considerations" and in the Company's 1996 Form 10-K under "Business--Other Items--Taxation of the Company" and "Business--Other Items--Effect of Distribution Requirements," in each case to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by them and is correct in all material respects.

    (viii) No authorization, approval, consent or order of any federal or California state governmental authority or agency (other than under the 1933 Act and the 1933 Act Regulations, which have been obtained, or as may be required under the securities or blue sky laws of the various states, as to which no opinion need be rendered) is required in connection with the due authorization, execution or delivery of the U.S. Purchase Agreement or the International Purchase Agreement or for the offering, issuance or sale of the Securities;

    (ix) The execution, delivery and performance of the U.S. Purchase Agreement and the International Purchase Agreement by the Company (including the issuance and sale of the Securities to the U.S. Underwriters and the International Underwriters and the use of the proceeds from the sale of the Securities as described in the Prospectuses under the caption "Use of Proceeds") will not, whether with or without the giving of notice or lapse of time or both, constitute a breach or violation of, or default or Repayment Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Acquisition Credit Agreement or the Indenture dated as of May 6, 1997, as amended between the Company and The Bank of New York, as trustee, nor, to the best of our knowledge and information, will such action result in any violation of any applicable provision of any federal or State of California law, statute, administrative regulation or administrative or court decree applicable to the Company.

    (x) The Company is not an "investment company" or, to the best of our knowledge and information, an entity "controlled" by an "investment company," as any such terms are defined in the 1940 Act.

    (xi) Commencing with the Company's taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

    (xii) Realty Income Texas Properties, L.P., a Delaware limited partnership, is not and has never been treated as an association taxable as a corporation for federal income tax purposes. Realty Income Texas Properties, Inc., a Delaware corporation, is and has, at all times during its existence, been treated as a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code.

    (xiii) The Reincorporation (a) qualified as a reorganization under
Section 368(a)(1)(F) of the Code or (b) was a non-event for federal income tax purposes, and no gain or loss was or will be recognized by Realty Income Corporation, a Delaware corporation and the predecessor to the Company, or the Company for federal income tax purposes as a result of the Reincorporation.

    Although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectuses and have not made any independent judgment, check or verification thereof (except with respect to the opinion set forth in paragraphs (vii), (xi), (xii) and (xiii) hereof), we have, however, participated in conferences with certain officers and other representatives of the Company, representatives of KPMG Peat Marwick LLP and your representatives at which the Original Registration Statements, any Rule 462(b) Registration Statement and the Prospectuses (including, in each case, the documents incorporated or deemed to be incorporated by reference therein) and related matters were discussed, and in the course of such conferences (relying in connection with questions of materiality on representations of factual matters of officers and other representatives of the Company), nothing has come to our attention which has led us to believe that either of the Original Registration Statements or any Rule 462(b) Registration Statement or any amendment thereto (except for the financial statements, supporting schedules and other financial data included therein and any Form T-1, as to which we express no belief), as of the time such registration statement or any post-effective or other amendment thereto became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectuses or any amendment or supplement thereto (except for the financial statements, supporting schedules and other financial data included therein, as to which such counsel express no belief), as of October 8, 1997 or as of the Closing Time (or, if applicable, as of the relevant Date of Delivery), contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    In rendering such opinion, such counsel may rely insofar as such opinion involves factual matters, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

    The matters set forth in (vii), (xi), (xii) and (xiii) above may be covered in one or more separate legal opinions, which may be subject to such assumptions, limitations and qualifications as shall be satisfactory to counsel for the U.S. Underwriters. In particular, the opinions set forth in paragraphs
(vii), (xi), (xii) and (xiii) above (the "Tax Opinions") may be conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the "Officer's Certificate"). In addition, the Tax Opinions may be based upon the factual representations of the Company concerning its business and properties as set forth in the Original Registration Statements and Prospectuses. The Tax Opinions may state that they relate only to the federal income tax laws of the United States and such counsel need not express any opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. The Tax Opinions may state that they are based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, that any such charges may affect the conclusions stated therein, and that any variation or difference in the facts from those set forth in the Original Registration Statements, the Prospectuses or the Officer's Certificate may affect the conclusions stated therein. Moreover, the Tax Opinions may state that the Company's qualification and taxation as a real estate investment trust depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by such counsel, and, accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

                                                                     Exhibit B

                        FORM OF OPINION OF MICHAEL R. PFEIFFER
                       TO BE DELIVERED PURSUANT TO SECTION 5(b)


    (i) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not have a Material Adverse Effect.

    (ii) The only subsidiaries of the Company are Realty Income Texas Properties, L.P., a Delaware limited partnership and Realty Income Texas Properties, Inc., a Delaware corporation. Each of Realty Income Texas Properties, L.P. and Realty Income Texas Properties, Inc. has been duly organized and is validly existing as a partnership or corporation, as the case may be, in good standing under the laws of the State of Delaware, has power and authority as a partnership or corporation, as the case may be, to own, lease and operate its properties and to conduct its business as described in the Registration Statement and each such subsidiary is duly qualified as a foreign partnership or corporation, as the case may be, to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where failure so to qualify or to be in good standing would not result in a Material Adverse Effect; and all of the issued and outstanding partnership interests and shares of capital stock, as the case may be, of each of Realty Income Texas Properties, L.P. and Realty Income Texas Properties, Inc. have been duly authorized (if applicable) and validly issued, are fully paid and non-assessable (except to the extent that the general partners of Realty Income Texas Properties, L.P. may be liable for the obligations of such partnership) and, to the best of my knowledge and information, are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

    (iii) The information in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 under "Business--Other Items-- Environmental Matters," to the extent that it constitutes matters of law, summaries of legal matters, instruments or agreements or legal proceedings, or legal conclusions, has been reviewed by me and is correct in all material respects.

    (iv) To the best of my knowledge and information, there is not pending or threatened any action, suit, proceeding, inquiry or investigation to which the Company or any subsidiary is a party, or to which the property of the Company or any subsidiary is subject, before or brought by any court or governmental agency or authority, which could reasonably be expected to result in a Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the U.S. Purchase Agreement or the International Purchase Agreement or the performance by the

Company of its obligations under the U.S. Purchase Agreement or the International Purchase Agreement.

    (v) All descriptions in the Prospectuses of leases, contracts and other documents to which the Company or any subsidiary is a party are accurate in all material respects.

    (vi) To the best of my knowledge and information, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described in the Registration Statement or to be filed as exhibits thereto other than those described therein or filed or incorporated by reference as exhibits thereto, and the descriptions thereof or references thereto are correct in all material respects.

    (vii) To the best of my knowledge and information, neither the Company nor any of its subsidiaries is in violation of its charter or bylaws or its partnership agreement, as applicable, and no default by the Company or any of its subsidiaries exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Registration Statement or the Prospectuses or filed or incorporated by reference as an exhibit to the Registration Statement.

    (viii) The execution, delivery and performance of the U.S. Purchase Agreement and the International Purchase Agreement by the Company (including the issuance and sale of the Securities to the U.S. Underwriters and the International Managers and the use of the proceeds from the sale of the Securities as described in the Prospectuses under the caption "Use of Proceeds") and compliance by the Company with its obligations under the U.S. Purchase Agreement and the International Purchase Agreement will not, whether with or without the giving of notice or lapse of time or both, constitute a breach or violation of, or default or Repayment Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument, known to me, to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such breaches, violations or defaults or liens, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or the partnership agreement or charter or bylaws, as the case may be, of any of its subsidiaries, or, to the best of my knowledge and information, any applicable provision of any law, statute or administrative regulation of the State of California, or, to the best of my knowledge and information, any judgment, order, writ or decree of any government instrumentality or court, domestic or foreign, applicable to the Company or any of its subsidiaries or any of their respective properties, assets or operations.

    In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent he deems proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                                                                     Exhibit C


                 FORM OF OPINION OF BALLARD SPAHR INGERSOLL & ANDREWS
                       TO BE DELIVERED PURSUANT TO SECTION 5(b)


    (i) The Company has been duly incorporated and is validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland. The Company has the corporate power to own, lease and operate its current properties and to conduct its business as described in the Prospectuses and to enter into and perform its obligations under the U.S. Purchase Agreement and the International Purchase Agreement (the "Purchase Agreements").

    (ii) The authorized, issued and outstanding stock of the Company is as set forth in the line items "Preferred Stock" and "Common Stock" under the caption "Capitalization" in the Prospectuses (except for subsequent issuances, if any, pursuant to the Purchase Agreements or pursuant to employee benefit plans or the exercise of options referred to in the Prospectuses). The shares of issued and outstanding Common Stock (the "Outstanding Shares") have been duly authorized and validly issued and are fully paid and non-assessable; and none of the Outstanding Shares was issued in violation of preemptive rights arising under the Maryland General Corporation Law (the "MGCL"), the charter or bylaws of the Company.

    (iii) The U.S. Securities and the International Securities have been duly authorized by all necessary corporate action on the part of the Company for issuance and sale to the U.S. Underwriters and the International Managers pursuant to the U.S. Purchase Agreement and the International Purchase Agreement, respectively, and, when issued and delivered by the Company pursuant to the U.S. Purchase Agreement and the International Purchase Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

    (iv) The issuance of the Securities is not subject to preemptive rights arising by operation of the laws of the State of Maryland or under the charter or bylaws.

    (v) The U.S. Purchase Agreement and the International Purchase Agreement have been duly authorized by the Company, and each has been duly executed and delivered by the Company.

    (vi) The form of certificate used to represent shares of Common Stock complies in all material respects with the applicable requirements of the laws of the State of Maryland and the charter and bylaws.

    (vii) Such counsel has reviewed the information in the Prospectuses under "Description of Common Stock," "Description of Preferred Stock" and "Restrictions on Ownership and Transfers of Capital Stock" and in the Company's proxy statement dated March 28, 1997 under the caption "Proposal 1--Reincorporation of the Company in Maryland and Related Changes to Rights of Stockholders--Comparison of Rights of Stockholders of the Company and Stockholders of the Maryland Company," and in each case to the extent that such information constitutes matters of Maryland law, summaries of Maryland legal matters, summaries of certain provisions of the Company's charter or bylaws or other instruments or agreements governed by Maryland law, or legal conclusions with respect to matters of Maryland law, such information is correct in all material respects.

    (viii) No authorization, approval, consent or order of any Maryland state government authority or agency (other than as may be required under Maryland securities or blue sky laws) is required in connection with the due authorization, execution or delivery of the U.S. Purchase Agreement or the International Purchase Agreement or for the offering, issuance or sale of the Securities;

    (ix) The execution, delivery and performance of the U.S. Purchase Agreement and the International Purchase Agreement by the Company (including the issuance and sale of the Securities to the U.S. Underwriters and the International Managers and the use of the proceeds from the sale of the Securities as described in the Prospectuses under the caption "Use of Proceeds") do not result in any violation of the provisions of the charter or bylaws or, so far as is known to such counsel, any applicable provision of any Maryland law, statute, administrative regulation or administrative or court decree applicable to the Company.

    In rendering such opinion, such counsel shall state that each of Latham & Watkins and Brown & Wood LLP, in rendering their opinions pursuant to the U.S. Purchase Agreement and the International Purchase Agreement, may rely upon such opinion of special Maryland counsel as to all matters arising under or governed by the laws of the State of Maryland. In addition, in rendering such opinion, such counsel may rely insofar as such opinion involves factual matters, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).


                                         C-2